Exhibit 99.1

Agassi Sports Entertainment Forms Let’s Play, LLC, With Goal of Building a Unified Global Club Network

Jonathan Fornaci Named President of Let’s Play, LLC.

LAS VEGAS — October 1, 2026 — Agassi Sports Entertainment Corp. (“ASE” or the “Company”), a sports, media, and technology platform focused on the global racket sports ecosystem and built around the iconic brands of Andre Agassi and Stefanie Graf, today announced the formation of Let’s Play, LLC, a wholly-owned subsidiary, as well as the appointment of Jonathan Fornaci as President of Let’s Play, LLC. As the newly formed facilities division of ASE, Let’s Play plans to seek to consolidate opportunities forming a global network of racket sports facilities and members through acquisition, collaboration, and partnerships with best of class operators.

Under Mr. Fornaci’s leadership, Let’s Play intends to aggressively pursue growth across four primary pillars: (1) International Master License Agreements, (2) Hotels and Resorts, (3) Domestic Clubs and Facilities, and (4) the Company’s planned Let’s Play Membership, a global community which will be designed with the goal of connecting players to Let’s Play and partner clubs around the world.

Mr. Fornaci brings more than 25 years of executive leadership as a President, COO, CFO, and CTO across the technology and security, franchising, fitness, ecommerce and real estate industries. Mr. Fornaci has also led multiple merger and acquisition transactions as a C-Suite executive.

Four pillars for global growth

1. International Master License Agreements. Let’s Play plans to grant exclusive country master licenses to experienced operators who agree to build Let’s Play clubs in their markets.

2. Hotels and Resorts. Let’s Play anticipates partnering with hotels and resorts to bring branded racket sports facilities and programming to destination properties.

3. Let’s Play Owned and Partnered Clubs. Let’s Play anticipates acquiring existing pickleball and padel clubs in the US, and converting them to the Let’s Play brand, as well as collaborating and partnering with select clubs.

4. The Let’s Play Membership. In the future, Let’s Play plans to offer memberships which will give players access to partner clubs worldwide, including future Let’s Play owned clubs and participating systems of independent pickleball and padel clubs, as well as connecting players with one another in an online space.

“Pickleball and padel are the fastest-growing racket sports in the world, but players are still often stuck with one club and one city at a time,” said Jonathan Fornaci, President of Let’s Play. “Let’s Play plans to change that. Our goal is to provide access to a global community of players, through one single membership that travels with them, giving clubs and resorts a new stream of members, and giving international partners a proven brand built on Andre and Stefanie’s legacy.”

Ron Boreta, CEO of ASE said, “We’re excited to welcome Jonathan to ASE and look forward to working with him as the leader of our newly formed Let’s Play subsidiary. We believe this is the right time to take advantage of opportunities in the market to consolidate and partner with the best operators and facilities under the iconic and globally respected Agassi and Graf brands. Jonathan’s unique understanding of these industries stood out to us and we expect to provide more details of our plans in the very near future.”

About Agassi Sports Entertainment Corp.

Agassi Sports Entertainment Corp. (OTC: AASP) is a sports entertainment, content, media, and technology company focused on developing products, platforms, and experiences across racket sports. The Company seeks to collaborate with leading global brands and iconic athletes to drive participation and engagement and to enhance long-term shareholder value.

Forward-Looking Statements

This press release includes “forward-looking statements”, including information about Agassi Sports Entertainment’s future expectations, plans, and prospects. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. Factors that could cause actual results to differ materially include, without limitation: (a) the timing, cost, funding availability, anticipated benefits of, and successful implementation of, the Company’s planned Let’s Play initiative, including plans to seek to consolidate opportunities forming a global network of racket sports facilities and members through acquisition, collaboration, and partnerships with best of class operators, as well as the costs, availability of funding for, timeline for, and ultimate results of, such plans; (b) the Company’s ability to raise sufficient capital to fund operations, satisfy obligations to third-party service providers, support growth initiatives and continue as a going concern, the terms on which such financing may be available, and potential dilution resulting therefrom; (c) intense competition in the court sports, digital platform and live event industries and the Company’s ability to compete effectively and achieve market acceptance for its products and services; (d) the Company’s limited operating history, lack of significant revenues, history of losses, unproven business model and lack of experience in the court sports industry, and the risk that it may not achieve profitability or successfully execute its business plan; (e) the Company’s dependence on its management team and key personnel, the absence of employment agreements with certain personnel, and its ability to manage future growth and operational complexity; (f) the Company’s reliance on the continued involvement, reputation and brand recognition of Andre Agassi, Darren Cahill, Stefanie Graf, and related strategic relationships; (g) the Company’s planned concentration in the pickleball and padel industries and its ability to capitalize on anticipated industry growth trends; (h) adverse economic conditions, including inflation, reduced consumer and corporate discretionary spending and capital markets conditions, which could negatively affect demand, operating results, financial condition, cash flows and the Company’s ability to raise capital; (i) risks related to the Company’s planned use of artificial intelligence, cybersecurity incidents, disruptions to information systems, evolving privacy and data protection laws, and unauthorized access to customer data; (j) the Company’s ability to secure suitable venues, sponsorships, participants, permits and approvals and to successfully execute and scale planned events and operations; (k) claims, liabilities, injuries, accidents or other risks arising from the construction or operation of potential facilities, live events, or the use of future premises, equipment or services, and the adequacy of insurance coverage; and (l) the Company’s ability to satisfy Nasdaq’s quantitative listing standards, Nasdaq’s discretionary approval of the pending listing of the Company’s common stock on Nasdaq, based on qualitative factors, and the timing associated therewith. Additional risks are described in the Company’s filings with the Securities and Exchange Commission, including its periodic reports, which are available at www.sec.gov. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, except as required by law.

Contact: Agassi Sports Entertainment Corp. Ron Boreta, Chief Executive Officer 702-400-4005 ir@agassisports.com

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SOURCE: Agassi Sports Entertainment Corp.

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